EXHIBIT 99.(d)(5)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

SUBADVISORY AGREEMENT

AGREEMENT made this 28th day of March, 2024, between John Hancock Investment Management LLC, a Delaware limited liability company (the “Adviser”), and Marathon Asset Management, LP, a Delaware limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Exchange-Traded Fund Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2. SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios’ registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	obtain and evaluate such economic, statistical, financial and other information that the Subadviser deems relevant to the management of the Portfolios;

ii.

formulate and implement a continuous investment program for the Portfolios consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;

iii.

take whatever steps are necessary to implement these investment programs by the purchase and sale of securities, loans and other assets (including the placing of orders for such purchases and sales) entering into derivative transactions to the extent authorized by a Portfolio’s registration statement, and by managing all cash in the Portfolios (collectively, the “Assets”);

iv.

manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolios and provide reports with respect to its collateral management activities, as requested by the Adviser;

v.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

vi.

in connection with a determination made by the Adviser or a valuation committee with respect to the fair value of a security for which market quotations are not available from any third party valuation service or not reliable as determined by the valuation committee, if requested by the Adviser or such committee, provide information and data relevant to the fair value of such security, to the extent permitted by law and any other contractual obligations, in the possession of the Subadviser at the time of such request relating to such security. In addition, the Subadviser disclaims any warranty regarding the accuracy and completeness of such information and data, and the Adviser agrees not to hold the Subadviser liable for the accuracy and completeness of any such data.

b.

Except as set forth in Section 2.i below, the Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including payment of salaries of personnel required for it to execute its duties faithfully and (ii) administrative facilities, including recordkeeping, clerical personnel and equipment necessary for the conduct of investing each Portfolio’s assets (excluding non-investment advisory services such as the determination of net asset value and custodial, transfer agency, and Portfolio and shareholder accounting services).

c.

The Subadviser will select brokers, dealers, futures commission merchants, issuers and other counterparties (each a “Broker” and collectively, “Brokers”) to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will draft and negotiate documentation to effect transactions in the Portfolios; however, the Adviser reserves the right to review and make adjustments to transaction documentation prior to the finalization by the Subadviser or, in its discretion, to draft and fully negotiate such documentation. The Subadviser will place all orders with Brokers and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio, as described in the Trust’s registration statement, and agreed to by the Subadviser. Notwithstanding the foregoing, the Subadviser may pay a Broker that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another Broker to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such Broker provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from any Broker.

d.

On occasions when the Subadviser deems the purchase or sale of an Asset to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the Assets to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the Assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e.

The Subadviser will maintain all accounts, books and records with respect to the Subadviser’s activities on behalf of the Portfolios as are required to be kept of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder. The Subadviser will provide the Adviser with access to such accounts, books and records, kept in accordance with the requirements of Rule 204-2 under the Investment Advisers Act or other applicable law, that the Adviser may reasonably request.

f.

The Subadviser shall vote proxies relating to the Portfolio’s Assets in accordance with the Trust’s proxy voting policies and procedures and, subject to the Trust’s policies and procedures, shall use the proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

g.

The Subadviser shall discharge its responsibilities hereunder in compliance with (i) the Investment Company Act and the Investment Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iv) all other applicable federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”) and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for each Portfolio set forth in Registration Statement; (vii) such guidelines, policies and procedures adopted by the Trustees with respect to a Portfolio or to the activities of the Subadviser under this Agreement; and (viii) to the extent applicable to the Portfolio or the Subadviser’s services, any terms and conditions of the exemptive relief obtained by the Trust from the U.S. Securities and Exchange Commission (the “SEC”). The Subadviser shall maintain compliance procedures and operational processes for each Portfolio to ensure the Portfolio’s compliance with the foregoing, and that the Subadviser reasonably believes are adequate to ensure its compliance with applicable law.

h.	The Subadviser shall not take custody, as such term is defined under Section 206(4)-2 of the Investment Advisers Act, of, nor shall be the custodian for, the Portfolios or the Portfolios’ assets.

i.

Notwithstanding anything in this Agreement to the contrary, the Subadviser shall not be responsible for any expenses payable directly to third parties pursuant to separate contractual arrangements between (i) the Portfolios, their subsidiaries (if any), the Adviser, or an affiliate of the Adviser and (ii) such third parties, in connection with the Subadviser’s performance of its duties as described in this Agreement.

3. COMPENSATION OF SUBADVISER

For the services provided to the Portfolio, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4. LIABILITY OF SUBADVISER AND AFFILIATES

The Subadviser, its affiliates and each of their directors, officers and employees shall not be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors.

5. CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, shareholders or otherwise; that employees, agents and shareholders of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration and the Limited Partnership Agreement of the Subadviser, respectively, or by specific provision of applicable law.

6. REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7. DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement with respect to such Portfolio is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution with respect to a Portfolio only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities with respect to a Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty (60) days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8. PROVISION OF CERTAIN INFORMATION

a.	The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

i.

the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

ii.

the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

iii.	any change in actual control or senior management of the Subadviser or the portfolio managers responsible for coordinating the day-to-day management of any Portfolio.

9. SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies and other commingled accounts. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies and other commingled accounts, which differs from advice given on the timing or nature of action taken for a Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any Asset which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10. CONSULTATION WITH OTHERS

The Subadviser may enter into arrangements with other persons affiliated with the Subadviser or with unaffiliated third parties to better enable the Subadviser to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser; provided that the Subadviser shall be responsible for any acts or omissions of such affiliated or unaffiliated persons or parties to the extent Subadviser would have been responsible under this Agreement, and shall notify the Adviser in writing before entering into any such material arrangement.

Notwithstanding the foregoing, as required by Rule 17a-10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

a.	other subadvisers to a Portfolio;

b.	other subadvisers to a Trust portfolio; and

c.	other subadvisers to a portfolio under common control with the Portfolio.

11. AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by mutual consent, only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities (as defined in the Investment Company Act) of that Portfolio votes to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

12. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date actually received.

15. SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17. LIMITATION OF LIABILITY

The Declaration, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “ John Hancock Exchange-Traded Fund Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust or the Portfolio shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

18. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS AND MATERIAL NON-PUBLIC INFORMATION

a.

All information of or pertaining to the Portfolios, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolio’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.

The Subadviser shall hold all Confidential Information in confidence, shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder, and shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.

Except as otherwise required pursuant to the Investment Company Act, the rules and regulations thereunder, and any related requirements for the listing of the Portfolio’s shares on a securities exchange, the Subadviser agrees to treat Trust portfolio holdings as confidential information and shall comply with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings”, as such policy applies to exchange traded funds and as it may be amended from time to time. The Subadviser will keep in place a policy on insider trading, as amended from time to time, and shall prohibit its employees from trading in violation of such policy.

d.

If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required, provided, however, that Subadviser shall (i) first notify the applicable party (Portfolio, Adviser or Adviser affiliate) of such legal process, unless such notice is prohibited by statute, rule or court or administrative order, (ii) attempt to obtain such party’s consent to such disclosure, unless prohibited by statute, rule or court or administrative order, and (iii) in the event consent is not given, except where prohibited by statute, rule or court or administrative order, to agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Provided that the process noted herein is followed, nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis. Notwithstanding the foregoing, no notice or further action shall be required in respect of disclosure of Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over Subadviser or its representatives if such notice is prohibited by such regulatory authorities or self-regulatory organizations or, in connection with a routine regulatory examination or pursuant to statutory requirements that are not targeted at the Adviser, the Trust, the Portfolios or the Confidential Information.

19. COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) a summary of material changes to the Compliance Policies, (ii) any material changes to the Subadviser’s code of ethics and proxy voting policies and procedures, (iii) notification of the commencement of a regulatory examination (other than written inquiries such as “sweep letters” conducted by the SEC or exams that cannot be disclosed by law or order of the regulatory agency) of the Subadviser that relates to services provided by the Subadviser to the Trust and a general summary of any material deficiencies of the Subadviser cited by the applicable regulatory agency as a result of such examination to the extent such disclosure is permitted by law, and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust, including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics and any material deficiency relating to the services provided by the Subadviser to the Trust under this Agreement discovered as a result of any formal internal audit conducted by Subadviser. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with certifications, information and access to personnel (including those resources that are responsible for enforcing the Compliance Policies to permit reasonable testing of such Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

20. USE OF NAMES

The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Investment Management LLC” or the names of any such entities’ affiliates in any prospectus, sales literature or other material relating to the Portfolio without first obtaining the applicable entity’s express, written consent prior to the use of such name.

21. ELECTRONIC SIGNATURES

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

22. NO THIRD PARTY BENEFICIARIES

There shall be no third party beneficiaries of this Agreement.

(REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Jay Aronowitz
Name: Jay Aronowitz
Title: Chief Investment Officer

MARATHON ASSET MANAGEMENT, LP

By:	/s/ Jamie Raboy
Name: Jamie Raboy
Title: CRO and COO

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed at an annual rate as follows (the “Subadviser Fee”). Notwithstanding any waiver or reduction of the management fee paid by a Portfolio to the Adviser, such waiver or reduction shall not reduce the Subadviser Fee paid by the Adviser to the Subadviser, as set forth below, unless agreed to in writing by the Subadviser.

Portfolio
John Hancock High Yield ETF

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust subadvised by the Subadviser.

For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio are determined as of the close of business on the previous business day of the Trust.

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the (i) the sum of the amounts determined by applying the annual percentage rates in the table to the Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1